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                                    EXHIBIT 5

                      Paul, Hastings, Janofsky & Walker LLP
       A Limited Liability Partnership including Professional Corporations
                                Seventeenth Floor
                              695 Town Center Drive
                        Costa Mesa, California 92626-1924
                                 (714) 668-6200


September 1,  2000

Hycor Biomedical Inc.
7272 Chapman Avenue
Garden Grove, California 92841

Re:     Hycor Biomedical Inc.
        Nonqualified Stock Option Plan
        For Non-Employee Directors, as Amended
        Registration Statement Form S-8

Ladies and Gentlemen:

We are furnishing this opinion in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the "Registration Statement") registering 175,000 shares of Hycor Biomedical Inc.'s (the "Company") common stock, par value $0.01 per share (the "Common Stock"), for issuance under the Company's Nonqualified Stock Option Plan for Non-Employee Directors, as amended (the "Amended Plan").

We have examined such records and documents and made such examination of law as we have deemed relevant in connection with this opinion. Based on the foregoing, we are of the opinion that the 175,000 shares covered by such Registration Statement, when issued in accordance with the terms of the Amended Plan, will be legally issued, fully-paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement.

Respectfully submitted,

/s/ PAUL, HASTINGS, JANOFSKY & WALKER LLP

Paul, Hastings, Janofsky & Walker LLP